SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Schedule TO
(Rule 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1) OF
THE SECURITIES EXCHANGE ACT OF 1934

EVERGREEN SOLAR, INC.
(Name of Subject Company (Issuer) and Filing Person (as Offeror))

4.0% SENIOR CONVERTIBLE NOTES DUE 2013
(Title of Class of Securities)
30033RAC2
(CUSIP Number of Class of Securities)
and
13.0% CONVERTIBLE SENIOR SECURED NOTES DUE 2015
(Title of Class of Securities)
30033RAD0
(CUSIP Number of Class of Securities)

Michael El-Hillow
President and Chief Executive Officer
Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, Massachusetts 01752
(508) 357-2221
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copies to:

John R. Utzschneider, Esq. J.Q. Newton Davis, Esq. Bingham McCutchen LLP One Federal Street Boston, MA 02110 (617) 951-8000	Christian M. Ehrbar, Esq. General Counsel and Corporate Secretary Evergreen Solar, Inc. 138 Bartlett Street Marlboro, Massachusetts 01752 (508) 357-2221	John A. Fore, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount of Filing Fee (2)
$208,000,000 (3)	$14,830.40
$165,000,000 (4)	$11,764.50

(1)	Estimated for purposes of calculating the amount of the filing fee only. This tender offer statement relates to the exchange by Evergreen Solar, Inc. of up to $100,000,000 aggregate principal amount of its new 4.0% Convertible Subordinated Additional Cash Notes due 2020 for up to $200,000,000 of its currently outstanding 4.0% Senior Convertible Notes due 2013 and up to $165,000,000 aggregate principal amount of its new 7.5% Convertible Senior Secured Notes due 2017 for up to $165,000,000 of its currently outstanding 13.0% Convertible Senior Secured Notes due 2015.

(2)	The registration fee has been calculated pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended, by multiplying the Transaction Valuation by .0000713.

(3)	Represents the value of the amount of 4.0% Senior Convertible Notes due 2013 that the issuer may receive from tendering holders in the exchange offers described herein.

(4)	Represents the value of the amount of 13% Convertible Senior Secured Notes due 2015 that the issuer may receive from tendering holders in the exchange offers described herein.
☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$26,594.90	Filing Party:	Evergreen Solar, Inc.
Form or Registration No.:	S-4	Date Filed:	December 6, 2010

Amount Previously Paid:	$570.40	Filing Party:	Evergreen Solar, Inc.
Form or Registration No.:	S-4/A	Date Filed:	December 22, 2010
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Item 12. Exhibits
SIGNATURE
INDEX TO EXHIBITS

INTRODUCTORY STATEMENT
     This Amendment No. 3 (“Amendment No. 3”) to the issuer tender offer statement on Schedule TO (as amended, this “Schedule TO”) is being filed by Evergreen Solar, Inc., a Delaware corporation (the “Company”), pursuant to Rule 13e-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with its offer to exchange (the “Exchange Offers”) (i) an aggregate principal amount of up to $100,000,000 of its new 4.0% Convertible Subordinated Additional Cash Notes due 2020 (the “New 4% Notes”) for an aggregate principal amount of up to $200,000,000 of its currently outstanding 4.0% Senior Convertible Notes due 2013 (the “Existing 4% Notes”) and (ii) an aggregate principal amount of up to $165,000,000 of its new 7.5% Convertible Senior Secured Notes due 2017 (the “New 7.5% Notes”) for an aggregate principal amount of up to $165,000,000 of its currently outstanding 13.0% Convertible Senior Secured Notes due 2015 (the “Existing 13% Notes”), upon the terms and subject to the conditions set forth in the Company’s prospectus (the “Prospectus”), filed with the Securities and Exchange Commission on February 9, 2011 pursuant to Rule 424(b) and forming a part of the Company’s Registration Statement on Form S-4, File No. 333-171001, filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2010, as amended by the Post-Effective Amendment No. 1 thereto filed on January 27, 2011 and Post-Effective Amendment No. 2 thereto filed on February 7, 2011 (the “Registration Statement”) and the related Amended and Restated Letter of Transmittal and Consent for the Exchange Offers (the “Letter of Transmittal”), which are filed as Exhibits (a)(4)(A), (a)(4)(B), (a)(4)(C), (a)(4)(D) and (a)(1)(D), respectively, to this Schedule TO.
     The purpose of this Amendment No. 3 is to amend and supplement the Schedule TO to update the reference to the Prospectus to include the prospectus as filed on February 9, 2011 pursuant to Rule 424(b) and to add the Prospectus and the Company’s Press Release dated February 9, 2011 as exhibits to the Schedule TO. Only those items amended and supplemented are reported in this Amendment No. 3. Except as specifically provided herein, the information contained in the Schedule TO and the Letter of Transmittal remains unchanged and this Amendment No. 3 does not modify any of the information previously reported on the Schedule TO. This Amendment No. 3 should be read in conjunction with the Schedule TO, the Prospectus and the Letter of Transmittal.
     This Schedule TO is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(3) promulgated under the Exchange Act.

     All of the information set forth in the Prospectus and the Amended and Restated Letter of Transmittal, and any prospectus supplement or other amendment thereto related to the Exchange Offers hereafter filed by the Company with the Securities and Exchange Commission, is hereby incorporated by reference into this Schedule TO in answer to Items 1 through 11 of this Schedule TO, except that the information is hereby amended and supplemented to the extent specifically provided herein.

Item 12. Exhibits.
Item 12 of the Schedule TO is hereby amended and restated as follows:

(a)(1)(A)*	Letter of Transmittal and Consent.

(a)(1)(B)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(C)*	Letter to Clients.

(a)(1)(D)*	Amended and Restated Letter of Transmittal.

(a)(1)(E)*	Amended and Restated Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(F)*	Amended and Restated Letter to Clients.

(a)(2)	None.

(a)(3)	None.

(a)(4)(A)	Prospectus dated January 3, 2011 (incorporated herein by reference to the Company’s Prospectus filed with the Commission on January 3, 2011 pursuant to Rule 424(b) and forming a part of the Company’s Registration Statement on Form S-4, File No. 333-171001).

(a)(4)(B)	Preliminary Prospectus dated January 27, 2011 (incorporated herein by reference to the Company’s Preliminary Prospectus filed with the Commission on January 27, 2011 forming a part of the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-4, File No. 333-171001).

(a)(4)(C)	Preliminary Prospectus dated February 7, 2011 (incorporated herein by reference to the Company’s Preliminary Prospectus filed with the Commission on February 7, 2011 forming a part of the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-4, File No. 333-171001).

(a)(4)(D)	Prospectus dated February 9, 2011 (incorporated herein by reference to the Company’s Prospectus filed with the Commission on February 9, 2011 pursuant to Rule 424(b) and forming a part of the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-4, File No. 333-171001).

(a)(5)	Press Release issued December 6, 2010 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) of the Securities Exchange Act of 1934, as amended, and incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2010, File No. 000-31687).

(a)(6)	Press Release issued January 3, 2011 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) of the Securities Exchange Act of 1934, as amended, and incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 3, 2011, File No. 000-31687).

(a)(7)	Press Release issued January 27, 2011 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) of the Securities Exchange Act of 1934, as amended, and incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 27, 2011, File No. 000-31687).

(a)(8)	Press Release issued February 1, 2011 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 2, 2011, File No. 000-31687).

(a)(9)	Press Release issued February 7, 2011 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 7, 2011, File No. 000-31687).

(a)(10)	Press Release issued February 9, 2011 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2011, File No. 000-31687).

(b)	None.

(d)(1)	Indenture, dated July 2, 2008, by and between Evergreen Solar, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on July 7, 2008, File No. 000-31687).

(d)(2)	First Supplemental Indenture, dated July 2, 2008, by and between Evergreen Solar, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Commission on July 7, 2008, File No. 000-31687).

(d)(3)	Indenture, dated April 26, 2010 by and among Evergreen Solar, Inc., the guarantors named therein and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on April 27, 2010, File No. 000-31687).

(d)(4)	Pledge and Security Agreement, dated as of April 26, 2010, by and among Evergreen Solar, Inc., the guarantors named therein and U.S. Bank National Association, as Collateral Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Commission on April 27, 2010, File No. 000-31687).

(d)(5)	Collateral Trust Agreement, dated April 26, 2010 by and among Evergreen Solar, Inc., the guarantors named therein, U.S. Bank National Association, as Trustee and U.S. Bank National Association, as Collateral Agent (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the Commission on April 27, 2010, File No. 000-31687).

(d)(6)	Form of Amended and Restated Pledge and Security Agreement (incorporated by reference to Exhibit 4.10 of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4, File No. 333-171001).

(d)(7)	Form of Amended and Restated Collateral Trust Agreement (incorporated by reference to Exhibit 4.11 of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4, File No. 333-171001).

(g)	None.

(h)	Tax Opinion of Bingham McCutchen LLP (incorporated by reference to Exhibit 8.1 of the Registration Statement on Form S-4 filed December 22, 2010, File No. 333-171001).

* Previously filed with the Schedule TO.

SIGNATURE
          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EVERGREEN SOLAR, INC.

Dated: February 9, 2011	By:	/s/ Michael El-Hillow
	Name:	Michael El-Hillow
	Title:	President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
(a)(1)(A)*	Letter of Transmittal and Consent.

(a)(1)(B)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(C)*	Letter to Clients.

(a)(1)(D)*	Amended and Restated Letter of Transmittal.

(a)(1)(E)*	Amended and Restated Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(F)*	Amended and Restated Letter to Clients.

(a)(2)	None.

(a)(3)	None.

(a)(4)(A)	Prospectus dated January 3, 2011 (incorporated herein by reference to the Company’s Prospectus filed with the Commission on January 3, 2011 pursuant to Rule 424(b) and forming a part of the Company’s Registration Statement on Form S-4, File No. 333-171001).

(a)(4)(B)	Preliminary Prospectus dated January 27, 2011 (incorporated herein by reference to the Company’s Preliminary Prospectus filed with the Commission on January 27, 2011 forming a part of the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-4, File No. 333-171001).

(a)(4)(C)	Preliminary Prospectus dated February 7, 2011 (incorporated herein by reference to the Company’s Preliminary Prospectus filed with the Commission on February 7, 2011 forming a part of the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-4, File No. 333-171001).

(a)(4)(D)	Prospectus dated February 9, 2011 (incorporated herein by reference to the Company’s Prospectus filed with the Commission on February 9, 2011 pursuant to Rule 424(b) and forming a part of the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-4, File No. 333-171001).

(a)(5)	Press Release issued December 6, 2010 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) of the Securities Exchange Act of 1934, as amended, and incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2010, File No. 000-31687).

(a)(6)	Press Release issued January 3, 2011 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) of the Securities Exchange Act of 1934, as amended, and incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 3, 2011, File No. 000-31687).

(a)(7)	Press Release issued January 27, 2011 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) of the Securities Exchange Act of 1934, as amended, and incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 27, 2011, File No. 000-31687).

(a)(8)	Press Release issued February 1, 2011 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 2, 2011, File No. 000-31687).

(a)(9)	Press Release issued February 7, 2011 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 7, 2011, File No. 000-31687).

(a)(10)	Press Release issued February 9, 2011 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2011, File No. 000-31687).

(b)	None.

(d)(1)	Indenture, dated July 2, 2008, by and between Evergreen Solar, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on July 7, 2008, File No. 000-31687).

(d)(2)	First Supplemental Indenture, dated July 2, 2008, by and between Evergreen Solar, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Commission on July 7, 2008, File No. 000-31687).

(d)(3)	Indenture, dated April 26, 2010 by and among Evergreen Solar, Inc., the guarantors named therein and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on April 27, 2010, File No. 000-31687).

(d)(4)	Pledge and Security Agreement, dated as of April 26, 2010, by and among Evergreen Solar, Inc., the guarantors named therein and U.S. Bank National Association, as Collateral Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Commission on April 27, 2010, File No. 000-31687).

(d)(5)	Collateral Trust Agreement, dated April 26, 2010 by and among Evergreen Solar, Inc., the guarantors named therein, U.S. Bank National Association, as Trustee and U.S. Bank National Association, as Collateral Agent (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the Commission on April 27, 2010, File No. 000-31687).

(d)(6)	Form of Amended and Restated Pledge and Security Agreement (incorporated by reference to Exhibit 4.10 of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4, File No. 333-171001).

(d)(7)	Form of Amended and Restated Collateral Trust Agreement (incorporated by reference to Exhibit 4.11 of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4, File No. 333-171001).

(g)	None.

(h)	Tax Opinion of Bingham McCutchen LLP (incorporated by reference to Exhibit 8.1 of the Registration Statement on Form S-4 filed December 22, 2010, File No. 333-171001).

* Previously filed with the Schedule TO.